EXHIBIT 10.2

April 6, 2006

Via Hand Delivery

Phillip Thune

Re:	Your Resignation

Dear Phillip:

     Pursuant to that certain Amended and Restated Employment Agreement, dated September 20, 2002 (the “Employment Agreement”), you are resigning from all officer positions with MIVA, Inc. (the “Company”) for “Good Reason” (as defined in Section 6(e) of the Employment Agreement), effective April 3, 2006. After giving effect to the 30-day notice period provided for in your Employment Agreement, which shall commence on April 3, 2006, your employment will terminate as of May 3, 2006 (the “Termination Date”). Between April 3, 2006 and the Termination Date (i.e. during the 30-day notice period) you will remain employed by the Company and be available for such service as the Company shall determine. Additionally, you hereby resign as an officer and director of all subsidiaries of MIVA, Inc. Specifically you are not resigning your position as a director of MIVA, Inc.

     On behalf of the Company, I accept your resignation for “Good Reason” and, in accordance with the terms of the Employment Agreement and this letter and in consideration of your agreement to the terms of this letter, you will be entitled to the following:

a)	your earned but unpaid portion of your Basic Salary (as defined in the Employment Agreement or $360,000 per annum) through the Termination Date;

b)	an initial lump sum payment payable on November 6, 2006, equal to 242/365ths of two times the sum of your Basic Salary, less applicable withholdings (i.e. a payment before withholdings of $477,369.86);

c)	a second lump sum payment payable on January 2, 2007, equal to 123/365ths of two times the sum of your Basic Salary, less applicable withholdings (i.e. a payment before withholdings of $242,630.14);

d)	any other amounts or benefits owing to you under any applicable employee benefit, long term incentive or equity plans and programs of the Company, as provided for in Section 3 of the Employment Agreement or as otherwise provided in such plans and programs; and

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e)	benefits, including, without limitation health, life, and disability, as if you were still an employee during the one (1) year period following the Termination Date.

     Additionally:

(i)	the restricted stock units currently held by you will immediately vest as of the Termination Date and the Company shall issue, on the first business day following the Termination Date, such restricted stock (a gross total of 163,001 shares) on a net basis (105,951 shares), after deduction in shares for personal withholding taxes (57,050 shares) that may be payable by you upon the vesting of such restricted stock units, based on the closing price of the Company’s common stock on the day preceding the Termination Date;

(ii)	pursuant to Section 10 of the Company’s 1999 Stock Incentive Plan, the following stock options granted under such plan shall fully vest and remain exercisable until (i) with respect to any option exercisable by its original terms for a period of three months following your employment termination, December 31, 2006, and (ii) with respect to any option exercisable by its original terms for a period of six months following your employment termination, February 15, 2007; provided, however, that such options shall be exercisable for a longer period if additional guidance providing for such a longer period is issued under Code Section 409A prior to their expiration under this paragraph so long as such longer period does not extend beyond the original expiration date of such options:

               Option No. 79 to purchase 25,000 shares at $5.50

               Option No. 80 to purchase 27,300 shares at $5.50

               Option No. 81 to purchase 72,700 shares at $5.50

               Option No. 294 to purchase 125,000 shares at $4.00

With respect to such options, the Company shall permit you to exercise on a net issuance basis (i.e., the Company shall withhold shares to cover the option exercise price plus shares to cover any applicable required withholding taxes you owe), provided that the fair market value of a share of Company stock does not exceed $10.00 on the date of exercise.

(iii)	pursuant to Section 10 of the 1999 Stock Incentive Plan, the Company shall permit you to exercise on a net issuance basis (i.e., the Company shall withhold shares to cover the option exercise price plus shares to cover any applicable required withholding taxes you owe) the following stock options granted under such plan as long as they remain exercisable:

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Option No. 109 to purchase 10,000 shares at $1.91
Option No. 154 to purchase 125,000 shares at $1.00
Option No. 185 to purchase 77,500 shares at $1.29
Option No. 186 to purchase 172,500 shares at $1.29

     Additionally, this letter serves as formal acknowledgement that the Company accepts your indemnification request regarding the pending securities fraud class action and shareholder derivative lawsuits and agrees to indemnify you regarding such actions pursuant to the terms of the Employment Agreement.

     You acknowledge and agree that the foregoing is full and fair consideration for the covenants, waivers and releases set forth herein, and that the amounts and benefits in this letter represent all of the Company’s obligations to you.

     Except as set forth below, you, for and on behalf of yourself and your heirs, beneficiaries, executors, administrators, attorneys, successors, and assigns hereby forever waive, release, discharge, and covenant not to sue the Company, its past, present, former and future members, owners, affiliates, subsidiaries, divisions, successors, licensees, assigns, and employees, officers, directors, affiliates, subsidiaries, predecessors, successors, agents, insurers, and attorneys thereof (hereinafter also referred to as the “Released Parties”), from and for any and all of your potential or actual causes of action arising from or, relating to your employment, which are known or unknown, fixed or contingent, and by reason of any matter, cause, thing, charge, claim, right or action whatsoever, against and as to the Company and/or any of the other Released Parties, including, but not limited to, any claim relating to or based upon race, sex, religious, national origin, age, or disability or any claim or right under the National Labor Relations Act, 29 U.S.C. § 151 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act, 42 U.S.C. §12101 et seq., the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq., the Equal Pay Act, 29 U.S.C. § 206, the Fair Labor Standards Act, 29 U.S.C. § 201 et seq., the Florida Civil Rights Act of 1992, FL ST § 760.01 et seq. Florida wage and hour law, or any other provision of federal, state or local statutory or common law or regulation, or any other claim arising from or relating to your employment, including those grounded in contract or tort theories or other common law, including wrongful discharge, breach of contract, tortious interference with contractual relations, promissory estoppel, breach of the implied covenant of good faith and fair dealing, breach of express or implied promise, breach of manuals or other policies, breach of fiduciary duty, fraud, defamation, intentional or negligent infliction of emotional distress, or any other theory, whether legal or equitable. Notwithstanding the foregoing, you are not releasing any claims arising under this letter or relating to indemnification that may be available to you under Section 7 of your Employment Agreement (which section is specifically incorporated herein), the Company’s Certificate of Incorporation and Bylaws, Delaware General Corporation Law, and the Company’s Directors and Officers Insurance Policy for acts or omissions occurring or arising at any time you serve or served as an employee, officer or director of the Company or any of its subsidiaries.

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     As a condition to receiving the lump sum payments set forth in paragraphs (b) and (c) above, you will be required to sign on May 3, 2006 a separate waiver and release of claims, a copy of which is attached as Exhibit A.

     Except with respect to any claims arising under this letter or any act or conduct by you involving a knowing violation of law or commission of a crime relating to or in connection with your employment with or service to the Company, the Company hereby forever waives, releases, discharges, and covenants not to sue you from and for any and all of the Company’s potential or actual causes of action, any attorney’s fees arising from or, relating to your employment, or any event occurring on or prior to the Termination Date, which are known or unknown, fixed or contingent, and by reason of any matter, cause, thing, charge, claim, right or action whatsoever, against and as to you. If the Company violates its covenant not to sue you as set forth herein as determined by a court of competent jurisdiction or in a binding arbitration or similar proceeding, the Company will be liable for and will reimburse you for your attorneys’ fees and costs not to exceed $100,000. If the Company prevails in any action against you as determined by a court of competent jurisdiction or in a binding arbitration or similar proceeding, you will be liable for and will reimburse the Company for its attorneys’ fees and costs not to exceed $100,000.

     The provisions of the Confidentiality, Assignment and Noncompetition Agreement dated March 16, 2001 between you and the Company will remain in full force and effect and are hereby incorporated into this letter, except that the definition of “Business” under such agreement includes those matters identified in the agreement and any such other business as is currently operated by the Company or any of its subsidiaries (including behavioral in a bidded environment). In addition, you further agree that for a period of one (1) year following the Termination Date, you will not, either on your own account or in connection with or on behalf of any other person, company, business entity, or other organization whatsoever, directly or indirectly induce, solicit, entice or pursue any person who is an employee of the Company to leave such employment. You further agree not to make disparaging comments regarding the Company or any of the Released Parties. The Company agrees not to make any disparaging comments regarding you.

     Nothing in this letter is intended to be, nor will be deemed to be, an admission of liability by either party that it has violated any state or federal statute, local ordinance or principle of common law, or that it has engaged in any wrongdoing.

     The parties further agree that if requested by the Company, you will make yourself reasonably available to the Company and its counsel to consult with the Company on inquiries, challenges, charges, actions, litigation, administrative procedures, arbitrations, proceedings, or investigations by any governmental authority or other party involving the Company (collectively, “Actions”).  For any requests made of you under this paragraph, the Company agrees to reimburse you for any travel, lodging, long distance phone charges, mail or delivery charges, copying charges, fax charges and meal expenses that you may reasonably incur prior to December 31, 2008, in providing such cooperation, provided the Company has pre-approved such expenses in advance.  For any such requests made of you through December 31, 2008, and except in connection with any Actions where you are a named party, the Company further agrees to pay you One Hundred Fifty Dollars ($150.00) per hour on a pro rata hourly basis for any pre-approved time you incur per a request by the Company pursuant to this paragraph. For any such requests made of you after December 31, 2008, you and the Company shall negotiate an hourly rate basis for any pre-approved time you incur per a request by the Company pursuant to this paragraph.

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     You agree that you have read this letter and understand that it includes a waiver and release of legal rights you may have. You acknowledge that you have had the opportunity to consult with counsel of your own choosing prior to signing this letter and that you are signing this letter knowingly, voluntarily and without any pressure or coercion of any nature from the Company or any other person.

     In the event of any conflict between the terms set forth in this letter and those set forth in the Employment Agreement, the terms set forth in this letter will prevail. To the extent any provision of this letter is determined to be invalid or unenforceable in any jurisdiction, such provision will be deemed to be deleted from this letter, and the validity and enforceability of the remainder of such provision and of this letter will be unaffected. Notwithstanding any other provision of this letter or the Employment Agreement to the contrary, the parties shall in good faith amend this letter to the limited extent necessary to comply with the requirements under Section 409A of the Internal Revenue Code of 1986, as amended, in order to ensure that any amounts paid or payable hereunder are not subject to the additional 20% income tax thereunder while maintaining to the maximum extent practicable the original intent of this letter. This letter will be interpreted, construed and governed according to the laws of the State of Florida. If you agree to the above terms, please sign and date this letter below and return to my attention as soon as possible.

Sincerely,

Peter A. Corrao
Chief Executive Officer
MIVA, Inc.
Agreed and Accepted:
/s/ Phillip R. Thune

Phillip R. Thune

Date: April 6, 2006